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                           LORD ABBETT HIGH YIELD FUND

                             Addendum to Management
                          Agreement between Lord Abbett
                     Investment Trust and Lord, Abbett & Co.
                    DATED OCTOBER 20, 1993 (THE "AGREEMENT")

         Lord, Abbett & Co. ("Lord Abbett") and Lord Abbett Investment Trust (the "Trust") on behalf of Lord Abbett High Yield Fund ("Series") do hereby agree that (I) the annual management fee rate for the Series with respect to paragraph 2 of the Agreement shall be 0.60 of 1% of the average daily net assets of the Series; and (II) with respect to the repayment provisions pursuant to paragraph 5 of the Agreement, (i) they shall be applied for a period ending on the earlier of (A) three full fiscal years from the commencement of the sale of Series' shares to the public or (B) termination of the Agreement and (ii) the expense ratio for such repayment provisions shall be 1.35%.

         For purposes of Section 15 (a) of the Investment Company Act of 1940, as amended, this Addendum and the Agreement shall together constitute the investment advisory contract of the Series.

                                            LORD, ABBETT & CO.

                                    BY:     /s/ Paul A. Hilstad
                                            -------------------
                                            Partner


                          LORD ABBETT INVESTMENT TRUST
                   (on behalf of Lord Abbett High Yield Fund)


                                    BY:     /s/ Thomas F. Konop
                                            -------------------
                                            Vice President


Dated: October 21, 1998